Exhibit 10.7

Globant S.A.
Nonstatutory Stock Option Notice	Grant No.: _____

This Notice evidences the award of nonstatutory stock options (each, an “Option” or collectively, the “Options”) that have been granted to you, [NAME], subject to and conditioned upon your agreement to the terms of the attached Nonstatutory Stock Option Agreement (the “Agreement”). The Options entitle you to purchase common shares of the Company, par value of $0.10 per share (“Common Shares”), of GLOBANT S.A., a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue Guillaume Kroll, L-1882 Luxembourg, registered with the Luxembourg trade and companies register under number B 173 727 (the “Company”), under the GLOBANT S.A. 2013 EQUITY INCENTIVE PLAN (the “Plan”). The number of shares you may purchase and the exercise price at which you may purchase them are specified below. This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. You must return an executed copy of this Notice to the Company within 30 days of the date hereof. If you fail to do so, the Options may be rendered null and void in the Company’s discretion.

Grant Date: [GRANT DATE]

Number of Options: [NUMBER] Options, each permitting the purchase of one Share

Exercise Price: [PRICE] per share

Expiration Date: The Options expire at 5:00 p.m. Eastern Time on the last business day coincident with or prior to the 10th anniversary of the Grant Date (the “Expiration Date”), unless fully exercised or terminated earlier.

Exercisability Schedule: Subject to the terms and conditions described in the Agreement, the Options become exercisable in accordance with the schedule below:

•	25% of the Options become exercisable on each anniversary of the Grant Date through the fourth anniversary of the Grant.

Acceleration Events: The extent to which you may purchase shares under the Options may be accelerated in the following circumstances:

•	[Immediately before and contingent upon a Change in Control (as defined in the Plan), 100% of the Options that had not yet become exercisable will become exercisable.]

The extent to which the Options are exercisable as of a particular date is rounded down to the nearest whole share. However, exercisability is rounded up to 100% on the fourth anniversary of the Grant Date.

GLOBANT S.A.

By:

Date:

I acknowledge that I have carefully read the attached Agreement and the Plan and agree to be bound by all of the provisions set forth in these documents.

Enclosures:	Nonstatutory Stock Option Agreement	OPTIONEE
2013 Equity Incentive Plan
Exercise Form

Date:

Grant No.: _____

Nonstatutory Stock Option Agreement

Under the

Globant S.A. 2013 Equity Incentive Plan

1.          Terminology. Capitalized terms used in this Agreement are defined in the correlating Stock Option Notice and/or the Glossary at the end of the Agreement or in the Plan.

2.          Exercise of Options.

(a)          Exercisability. The Options will become exercisable in accordance with the Exercisability Schedule set forth in the Stock Option Notice, so long as you are in the Service of the Company from the Grant Date through the applicable exercisability dates. None of the Options will become exercisable after your Service with the Company ceases.

(b)          Right to Exercise. You may exercise the Options, to the extent exercisable, at any time on or before 5:00 p.m. Eastern Time on the Expiration Date or the earlier termination of the Options, unless otherwise provided under applicable law. Notwithstanding the foregoing, if at any time the Administrator determines that the delivery of Shares under the Plan or this Agreement is or may be unlawful under the laws of any applicable jurisdiction, or Federal, state or foreign securities laws, the right to exercise the Options or receive Shares pursuant to the Options shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Shares under the Plan or this Agreement is or may violate the rules of the national securities exchange on which the shares are then listed for trade, the right to exercise the Options or receive Shares pursuant to the Options shall be suspended until the Administrator determines that such exercise or delivery would not violate such rules. Section 3 below describes certain limitations on exercise of the Options that apply in the event of your death, Total and Permanent Disability, or termination of Service. The Options may be exercised only in multiples of whole Shares and may not be exercised at any one time as to fewer than one hundred Shares (or such lesser number of Shares as to which the Options are then exercisable). No fractional Shares will be issued under the Options.

(c)          Exercise Procedure. In order to exercise the Options, you must provide the following items to the Administrator or its delegate before the expiration or termination of the Options:

(i)	notice, in such manner and form as the Administrator may require from time to time, specifying the number of Shares to be purchased under the Options;

(ii)	full payment of the Exercise Price for the Shares or properly executed, irrevocable instructions, in such manner and form as the Administrator may require from time to time, to effectuate a broker-assisted cashless exercise, each in accordance with Section 2(d) of this Agreement; and

(iii)	full payment of applicable withholding taxes pursuant to Section 7 of this Agreement.

An exercise will not be effective until the Administrator or its delegate receives all of the foregoing items, and such exercise otherwise is permitted under and complies with all applicable federal, state and foreign securities laws. Notwithstanding the foregoing, if the Administrator permits payment by means of delivering properly executed, irrevocable instructions, in such manner and form as the Administrator may require from time to time, to effectuate a broker-assisted cashless exercise and such instructions provide for sale of Shares under a limit order rather than at the market, the exercise will not be effective until the earlier of the date the Company receives delivery of cash or cash equivalents in full payment of the Exercise Price or the date the Company receives confirmation from the broker that the sale instruction has been fulfilled, and the exercise will not be effective unless the earlier of such dates occurs on or before termination of the Options.

(d)	Method of Payment. You may pay the Exercise Price by:

(i)	delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Administrator in its discretion;

(ii)	a broker-assisted cashless exercise in accordance with Regulation T of the Board of Governors of the Federal Reserve System through a brokerage firm designated or approved by the Administrator;

(iii)	any other method approved by the Administrator; or

(iv)	any combination of the foregoing.

(e)          Issuance of Shares upon Exercise. The Company shall issue to you the Shares underlying the Options you exercise as soon as practicable after the exercise date, subject to the Company’s receipt of the aggregate exercise price and the requisite withholding taxes, if any. Upon issuance of such Shares, the Company may deliver, subject to the provisions of Section 7 below, such Shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason, or may retain such Shares in uncertificated book-entry form. Any share certificates delivered will, unless the Shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such Shares.

(f)          Agreement to Execute Other Agreements. You agree to execute, as a condition precedent to the exercise of the Options and at any time thereafter as may reasonably be requested by the Administrator, a stock restriction agreement substantially in the form, and containing the terms and provisions, of the stock restriction agreement provided by the Company, with respect to any shares you acquire pursuant to this Agreement; provided, however, that execution of the stock restriction agreement will not be required upon any exercise that occurs after the closing of the first public offering of capital stock of the Company that is effected pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933 or, if later, the expiration of any market stand-off agreement that applies to other stockholders of the Company respecting such public offering of capital stock.

3.          Termination of Service.

(a)          Termination of Unexercisable Options. If your Service with the Company ceases for any reason, the Options that are then unexercisable will terminate immediately upon such cessation.

(b)          Exercise Period Following Termination of Service. If your Service with the Company ceases for any reason other than discharge for Cause, the Options that are then exercisable will terminate upon the earliest of:

(i)          the expiration of 90 days following such cessation, if your Service ceases on account of (1) your termination by the Company other than a discharge for Cause, or (2) your voluntary termination other than for Total and Permanent Disability or death;

(ii)         the expiration of 12 months following such cessation, if your Service ceases on account of your Total and Permanent Disability or death;

(iii)        the expiration of 12 months following your death, if your death occurs during the periods described in clauses (i) or (ii) of this Section 3(b), as applicable; or

(iv)        the Expiration Date.

In the event of your death, the exercisable Options may be exercised by your executor, personal representative, or the person(s) to whom the Options are transferred by will or the laws of descent and distribution.

(c)          Misconduct. The Options will terminate in their entirety, regardless of whether the Options are then exercisable, immediately upon your discharge from Service for Cause, or upon your commission of any of the following acts during the exercise period following your termination of Service: (i) fraud on or misappropriation of any funds or property of the Company, or (ii) your breach of any provision of any employment, non-disclosure, non-competition, non-solicitation, assignment of inventions, or other similar agreement executed by you for the benefit of the Company, as determined by the Administrator, which determination will be conclusive, subject to applicable laws.

(d)          Change in Status. In the event that your Service is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part or an Affiliate of the Company, your Service will be deemed to have terminated for purposes of this Section 3 upon such cessation if your Service does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

4.          Market Stand-Off Agreement. You agree that following the effective date of a registration statement of the Company filed under the Securities Act of 1933, you, for the duration specified by and to the extent requested by the Company and an underwriter of Common Shares or other securities of the Company, shall not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such securities, whether any such aforementioned transaction is to be settled by delivery of such securities or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, in each case during the seven days prior to and the 180 days after the effectiveness of any underwritten offering of the Company’s equity securities (or such longer or shorter period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) (the “Market Stand-Off Period”), except as part of such underwritten registration if otherwise permitted. In addition, you agree to execute any further letters, agreements and/or other documents requested by the Company or its underwriters that are consistent with the terms of this Section 4. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Stand-Off Period.

5.          Nontransferability of Options. These Options and, before exercise, the underlying Shares are nontransferable otherwise than by will or the laws of descent and distribution and, during your lifetime, the Options may be exercised only by you or, during the period you are under a legal disability, by your guardian or legal representative. Except as provided above, the Options and, before exercise, the underlying Shares may not be assigned, transferred, pledged, hypothecated, subjected to any “put equivalent position,” “call equivalent position” (as each preceding term is defined by Rule 16(a)-1 under the Securities Exchange Act of 1934), or short position, or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

6.          Nonqualified Nature of the Options for US Tax Purposes. For US tax purposes the Options are not intended to qualify as incentive stock options within the meaning of Code section 422, and this Agreement shall be so construed.

7.          Withholding of Taxes.

(a)          At the time the Options are exercised, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll or any other payment of any kind due to you and otherwise agree to make adequate provision for foreign, federal, state and local taxes, social insurances and National Insurance Contributions required by law to be withheld, if any, which arise in connection with the grant, vesting or exercise of the Options or subsequent sale of the Shares (the “Tax Obligations”). The Company may require you to make a cash payment to cover any of the Tax Obligations as a condition of exercise of the Options or issuance of share certificates representing Shares. The Company shall have no obligation to deliver Shares until the Tax Obligations have been satisfied by you. You acknowledge and agree that the ultimate liability for all Tax Obligations legally due by you is and remains your responsibility and that the Company (a) makes no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option and (b) does not commit to structure the terms of the grant or any other aspect of the Option to reduce or eliminate your liability for Tax Obligations.

(b)          The Administrator may, in its sole discretion, permit you to satisfy, in whole or in part, Tax Obligations either by electing to have the Company withhold from the Shares to be issued upon exercise that number of Shares, or by electing to deliver to the Company already-owned shares, in either case having a Fair Market Value not in excess of the amount necessary to satisfy the statutory minimum withholding amount due.

8.          Adjustments. The Administrator may make various adjustments to your Options, including adjustments to the number and type of securities subject to the Options and the Exercise Price, in accordance with the terms of the Plan and applicable laws. In the event of any transaction resulting in a Change in Control (as defined in the Plan) of the Company, the outstanding Options will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Options by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, you will be permitted, immediately before the Change in Control, to exercise or convert all portions of such Options that are then exercisable or which become exercisable upon or prior to the effective time of the Change in Control.

9.          Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement will alter your employment status or other service relationship with the Company or any of its Affiliates, nor be construed as a contract of employment or service relationship between you and the Company or any of its Affiliates when no such contract or relationship otherwise exists, or as a contractual right for you to continue in the employ of, or in a service relationship with, the Company or any of its Affiliates for any period of time, or as a limitation of the right of the Company or any of its Affiliates to discharge you, subject to applicable law, and whether or not such discharge results in the failure of any of the Options to become exercisable or any other adverse effect on your interests under the Plan.

10.         No Rights as a Stockholder. You shall not have any of the rights of a stockholder with respect to the Shares until such Shares have been issued to you upon the due exercise of the Options. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such Shares are issued.

11.         The Company’s Rights. The existence of the Options shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

12.         Entire Agreement. This Agreement, together with the correlating Stock Option Notice and the Plan, contain the entire agreement between you and the Company with respect to the Options. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Options shall be void and ineffective for all purposes.

13.         Amendment. This Agreement may be amended from time to time by the Administrator in its discretion in accordance with applicable laws; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Options or Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by you and the Company.

14.         Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of this Agreement and the Plan shall be resolved in accordance with the terms of the this Agreement. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is provided to you with this Agreement.

15.         Section 409A. This Agreement and the Options granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement and the Options shall be administered, interpreted and construed in a manner consistent with this intent. Nothing in the Plan or this Agreement shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Options. Should any provision of the Plan or this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Administrator and without requiring your consent, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. The foregoing, however, shall not be construed as a guarantee or warranty by the Company of any particular tax effect to you.

16.         Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Options, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

17.         Service Acknowledgments. By execution of the Notice, you acknowledge and agree that: (i) the grant of these Options is a voluntary one-time benefit which does not create any contractual or other right to receive future grants of stock options, or compensation in lieu of stock options, even if stock options have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock options shall be granted or shall become exercisable, the maximum number of shares subject to each stock option, and the purchase price, will be at the sole discretion of the Administrator; (iii) the value of these Options is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of these Options is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end-of-service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of these Options ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) if the underlying Common Shares do not increase in value, these Options will have no value, nor does the Company guarantee any future value; (vii) the Common Shares may at any time decrease in value; (viii) no claim or entitlement to compensation or damages arises if these Options do not increase in value and you irrevocably release the Company and its Affiliates from any such claim that does arise; (ix) any notice period mandated under applicable law shall not be treated as Service for the purpose of determining the vesting of the Option and your right to vesting of Shares in settlement of the Option after termination of Service, if any, will be measured by the date of termination of your active Service and will not be extended by any notice period mandated under applicable laws; (x) subject to the foregoing and the provisions of the Plan, the Company, in its sole discretion, shall determine whether your Service has terminated and the effective date of such termination; (xi) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement; and (xii) you are voluntarily participating in the Plan.

18.         Data Privacy Consent. For the exclusive purpose of implementing, administering and managing these Options and your participation in the Plan, you, by execution of the Notice, explicitly and unambiguously consent to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company, its Affiliates, and its third party vendors or any potential party to any Change in Control transaction or capital raising transaction involving the Company. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares and Options awarded, cancelled, exercised, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of these Options and the Plan including any requisite transfer of such data as may be required to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Option and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different including less stringent data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage these Options. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Administrator or its delegate. You understand, however, that refusing or withdrawing your consent may affect your ability to accept an Option or participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your Administrator or its delegate.

19.         Country-Specific Terms and Conditions. Notwithstanding any other provision of this Agreement to the contrary, the Option shall be subject to the specific terms and conditions, if any, set forth in the Appendix to this Agreement which are applicable your country of residence, the provisions of which are incorporated in and constitute part of this Agreement. Moreover, if you relocate to one of the countries included in the Appendix, the specific terms and conditions applicable to such country will apply to the Option to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan or this Agreement.

20.         Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any dispute arising from the interpretation, validity or performance of the Plan or any Grant Agreement or any of their terms and provisions shall be submitted to the courts of the State of Delaware in the United States.

21.         Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

22.         Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

{Glossary begins on next page}

GLOSSARY

(a)          “Administrator” means the Board or the committee(s) or officer(s) appointed by the Board that have authority to administer the Plan.

(b)          “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Globant S.A. For this purpose, “control” means ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

(c)          “Cause” has the meaning ascribed to such term or words of similar import in your written employment or service contract with the Company as in effect at the time at issue and, in the absence of such agreement or definition, means your (i) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; (ii) fraud on or misappropriation of any funds or property of the Company, any affiliate, customer or vendor; (iii) personal dishonesty, incompetence, willful misconduct, willful violation of any law, rule or regulation (other than minor traffic violations or similar offenses) or breach of fiduciary duty which involves personal profit; (iv) willful misconduct in connection with your duties or willful failure to perform your responsibilities in the best interests of the Company; (v) illegal use or distribution of drugs; (vi) violation of any Company rule, regulation, procedure or policy; or (vii) breach of any provision of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement executed by you for the benefit of the Company, all as determined by the Administrator, which determination will be conclusive.

(d)          “Code” means the Internal Revenue Code of 1986, as amended.

(e)          “Company” includes Globant S.A. and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Globant S.A.

(f)          “Service” means your employment or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not the Company or its successor or an Affiliate of the Company or its successor.

(g)          “Shares” mean the Common Shares underlying the Options.

(h)          “Stock Option Notice” means the written notice evidencing the award of the Options that correlates with and makes up a part of this Agreement.

(i)          “Total and Permanent Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Administrator may require such proof of Total and Permanent Disability as the Administrator in its sole discretion deems appropriate and the Administrator’s good faith determination as to whether you are totally and permanently disabled will be final and binding on all parties concerned.

(j)          “You”; “Your”. “You” or “your” means the recipient of the award of Options as reflected on the Stock Option Notice. Whenever the Agreement refers to “you” under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to your estate, personal representative, or beneficiary to whom the Options may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person.

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF THE

Globant S.A. 2013 Equity Incentive Plan

Nonstatutory STOCK OPTION AGREEMENT
FOR NON-US PARTICIPANTS

This Appendix includes additional terms and conditions that govern the Option granted to you under the Plan if you reside in one of the countries listed below. Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

You acknowledge and agree that the Company strongly recommends that you not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because applicable rules and regulations regularly change, sometimes on a retroactive basis, and the information may be out of date at the time the Option vests or are exercised or the Shares are issued under the Plan.

You further understand and agree that if you are a citizen or resident of a country other than the one in you are currently working, transfer employment after grant, or are considered a resident of another country for local law purposes, the information contained herein may not apply to you, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.

ARGENTINA

Securities Law Notice

You understand and agrees that neither the grant of the Option nor the issuance of Shares constitute a public offering as defined under Argentine law. The grant of the Option is a private placement. As such, the offering is not subject to the supervision of any Argentine governmental authority.

Foreign Exchange Restrictions

Current regulations in Argentina prohibit the outbound flow of funds for the purpose of purchasing shares under an employee stock award plan. Accordingly, unless and until these rules change and as approved by the Company, the Option exercise price shall be limited to consideration that does not entail the flow of funds out of Argentina such as a broker assisted cashless exercise other method approved by the Company in accordance with Section 2 of the Agreement.

Funds remitted into Argentina are also subject to Central Bank Regulations. For example if funds remitted either into or out of Argentina in any given month are less than US $2,000,000, an affidavit must be submitted to a local bank authorized by the Argentina Monetary and Banking Authority by the Participant. However, subject to certain narrow exemptions, if the remittance amounts in any single month exceed US $2,000,000, 30% of the amount in excess of this threshold must be placed for one year in a non-interest bearing account known as an encaje (“mandatory deposit”). Violations of such regulations will subject the violator to penalties and fines. Accordingly, you will be responsible for seeking appropriate advice on the applicable law in effect at the time of performing a transaction involving the transfer of fund to or Argentina.

BRAZIL

Compliance Notice

By accepting the Option, you agree to comply with all applicable Brazilian laws and satisfy all applicable tax and social insurances associated with the vesting and exercise of the Option and the sale of the Shares obtained pursuant to the exercise of the Option. You agree that, for all legal purposes:, (i) the benefits provided under the Plan are the result of commercial transactions unrelated to your employment; (ii) the Plan is not a part of the terms and conditions of your employment; and (iii) the income from the Option, if any, is not part of your remuneration from employment.

Report of Overseas Share Holdings

Employees holding shares abroad from stock options are required to report such holdings (and subsequent sale) as assets to the tax authorities on their annual income statement.

You understand and agree that you must report shares acquired under the Plan and held abroad or sold to the Central Bank of Brazil on an annual basis in the Declaration of Brazilian Assets Held Abroad if the amount of total assets you hold abroad, including shares, exceeds the limit set forth by the Central Bank each year.

COLOMBIA

Overseas Investment Registration

You understand and acknowledge that if your total overseas investments, including but not limited to any payment pursuant to the Plan, at any time exceeds US $500,000, you are required to register such investments with the Colombian Central Bank by June 30 of the following year.

UNITED KINGDOM

Securities Disclosure

Neither this Agreement or Appendix is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan. The Plan and the Option are exclusively available in the UK to bona fide employees and former employees and any other UK Affiliate.

Tax and National Insurance Contributions

In the event that the Company determines that it is required to account to HM Revenue & Customs for the Tax Liability and any Secondary NIC Liability or to withhold any other tax as a result of the Option, you, as a condition to the exercise of the Option, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding liabilities. You shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of shares acquired pursuant to the Option.

As a further condition of the grant or exercise of the Option under the Plan, you may at the Company’s discretion be directed to join with the Company, or if and to the extent that there is a change in the law, any of its Affiliates or person who is or becomes a Secondary Contributor in making a Joint Election which has been approved by HM Revenue & Customs, for the transfer of the whole any Secondary NIC Liability. To the extent permitted by law, you hereby agree to indemnify and keep indemnified the Company and its Affiliates for any Tax Liability.

URUGUAY

There are no country specific provisions.

EXERCISE FORM

Administrator of 2013 Equity Incentive Plan

c/o Globant S.A.

Gentlemen:

I hereby exercise the Options granted to me on ____________________, ____, by Globant S.A. (the “Company”), subject to all the terms and provisions of the applicable grant agreement and of the Globant S.A. 2013 Equity Incentive Plan (the “Plan”), and notify you of my desire to subscribe (purchase) ____________ Common Shares of the Company at a price of $___________ per share pursuant to the exercise of said Options.

Total Amount Enclosed: $__________

Date:
(Optionee)

Received by Globant S.A. on
,

By: